Exhibit 17.1

Jiang Jian
51st Floor, T1 Building, Qianhai Excellence No.1, Shenzhen, China

August 22, 2025

Rapid Line Inc.
Board of Directors
51st Floor, T1 Building
Qiannhai Excellence, No 1.
Shenzhen, China

Gentlemen:

I hereby resign my positions as President, CEO, Secretary, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Sole Director and Chairman of Rapid Line, Inc. (the "Company"), effective at 5:00PM PST on August 22, 2025.

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

江建

Jiang Jian

I certify this to be a true copy of the original document

sign
Certifier name:Yao Li
Position:Lawyer
Email:JSLAWYAOLI@163.COM
Date:Aug 22, 2025